As filed with the United States Securities and Exchange Commission on February 14, 2003.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
 __________________

 FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

__________________

Piccadilly Cafeterias, Inc.

(Exact name of registrant as specified in its charter)

__________________
Louisiana	72-0604977
(State or other	(I.R.S. Employer
jurisdiction of incorporation	Identification No.)
or organization)

3232 Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

(225) 296-8300

(Address, including zip code, and telephone number

including area code, of registrant's principal executive offices)

__________________

PICCADILLY CAFETERIAS, INC.

DIRECTORS STOCK PLAN

(Full title of the Plan)

__________________
Ronald A. LaBorde	COPY TO
Chief Executive Officer	Margaret F. Murphy
Piccadilly Cafeterias, Inc.	Jones, Walker, Waechter, Poitevent,
3232 Sherwood Forest Blvd.	Carrère & Denègre, L.L.P.
Baton Rouge, LA 70816	51st Floor
(225) 296-8300	201 St. Charles Avenue
(Name, address, including zip code,	New Orleans, Louisiana 70170
and telephone number, including
area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value	250,000 shares	$1.09(1)	$272,500(1)	$25.07

Preferred Stock Purchase Rights(2)				$0

Total	250,000 shares	$1.09	$272,500	$25.07

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c), based upon the average of the high and low price per share of Common Stock on the American Stock Exchange on February 11, 2003, in accordance with Rule 457(c).

(2)

Rights are attached to and trade with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock. Because no separate consideration is paid for such Rights, the registration fee for such securities is included in the fee for the Common Stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Piccadilly Cafeterias, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

	(a)	The Company's Annual Report on Form 10-K for the fiscal year ended July 2, 2002;
	(b)	All other reports filed by the Company with the Commission pursuant to Section 13 of the 1934 Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and
(c)	The description of the Company's Common Stock and the Preferred Stock Purchase Rights contained in the Company's registration statement pursuant to which the Company's shares of Common Stock were registered under Section 12(g) of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

                   All documents filed by the Company with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. Information incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated herein by reference and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.
Item 5.	Interests of Named Experts and Counsel.
Not applicable.
Item 6.	Indemnification of Directors and Officers.
                   Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of his acts on behalf of the corporation and he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted for willful or intentional misconduct unless a court determines that despite the adjudication of liability, in view of all the circumstances, the indemnified person is entitled to indemnity.

                   Section 6.10 of the Company's by-laws provides for mandatory indemnification for directors and officers or former directors and officers of the Company to the extent permitted by Louisiana law. In addition, the Company has entered into Indemnity Agreements with each of its directors and officers.

                   Neither the indemnification provisions of the Louisiana Business Corporation Law, the mandatory indemnification provided by the Company's by-laws, nor the terms of the Indemnity Agreements are exclusive of any other rights under any law, agreement or authorization of shareholders or directors. In addition, a corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability. The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacities.

                   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.
Not applicable.
Item 8.	Exhibits.
	5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
	23.1	Consent of Ernst & Young LLP
	23.2	Consent of Counsel (included in Exhibit 5)
	24	Power of Attorney (included on the signature page of this Registration Statement)
Item 9.	Undertakings.
	1.	The undersigned registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on January 21, 2003.

PICCADILLY CAFETERIAS, INC.

By:	/s/ Ronald A. LaBorde
Ronald A. LaBorde
Chief Executive Officer

POWER OF ATTORNEY

                KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Ronald A. LaBorde and Mark L. Mestayer or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Joseph H. Campbell, Jr.	Chairman of the Board	January 21, 2003
Joseph H. Campbell, Jr.

/s/Ronald A. LaBorde	Chief Executive Officer	January 21, 2003
Ronald A. LaBorde	and Director
(Principal Executive Officer)

/s/Mark L. Mestayer	Executive Vice President, Treasurer	February 12, 2003
Mark L. Mestayer	and Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/Robert P. Guyton	Director	January 21, 2003
Robert P. Guyton

/s/Christel C. Slaughter	Director	January 24, 2003
Christel C. Slaughter

/s/Dale E. Redman	Director	January 24, 2003
Dale E. Redman

/s/James F. White, Jr.	Director	January 21, 2003
James F. White, Jr.

/s/James A. Perkins	Director	January 27, 2003
James A. Perkins

/s/C. Ray Smith	Director	January 21, 2003
C. Ray Smith